THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture dated as of May 2, 2008 (this “Supplemental Indenture”), among SEECO, Inc., an Arkansas corporation, Southwestern Energy Production Company, an Arkansas corporation and Southwestern Energy Services Company, an Arkansas corporation (each an “Additional Guarantor” and collectively, the “Additional Guarantors”), Southwestern Energy Company (as successor to NOARK Pipeline Finance, LLC (“NOARK”)), a Delaware corporation (the “Company”), and UMB Bank, N.A. (as successor to The Bank of New York), as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, NOARK and the Trustee have heretofore executed and delivered an Indenture, dated as of June 1, 1998 (as previously supplemented by the First Supplemental Indenture, dated May 2, 2006 by and between the Company and the Trustee and the Second Supplemental Indenture, dated June 30, 2006, by and between the Company and the Trustee, the “Indenture”), providing for the issuance by NOARK of 7.15% Notes due 2018 (the “Notes”); and

WHEREAS, the Company recently issued $600 million in original principal amount of 7.5% senior unsecured notes (“Senior Notes”) guaranteed by the Additional Guarantors, in a private placement transaction pursuant to Section 4(2), Rule 144A and Regulation S under the Securities Act of 1933, as amended;

WHEREAS, in addition to the Notes, the Company also has the following outstanding series of senior notes:  7.625% Medium Term Notes due 2027; 7.125% Fixed Rated Notes due 2017; and 7.35% Fixed Rate Notes due 2017 (collectively, the “Existing Notes”), none of which are currently guaranteed by any of the Additional Guarantors;

WHEREAS, the Company desires that the Notes and the Existing Notes have the benefit of the same guarantees as those of the Senior Notes; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Additional Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.

Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.

Note Guarantees.  Each Additional Guarantor hereby agrees as follows (each agreement to guarantee by each such Additional Guarantor, an “Additional Guarantee”):

(a)

Each Additional Guarantor hereby fully and unconditionally guarantees, jointly and severally with each other Additional Guarantor, to each Holder and the

Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the obligations under the Notes and the Indenture (such guaranteed obligations, the “Additional Guaranteed Obligations”).  Unless terminated hereunder, each Additional Guarantor further agrees (to the extent permitted by law) that the obligations under the Notes and the Indenture may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Supplemental Indenture notwithstanding any extension or renewal of any obligation under the Notes and the Indenture.  Each Additional Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing or exercising any rights under any Additional Guarantee.

(b)

Each Additional Guarantor waives presentation to, demand of payment from and protest to the Company of any of the obligations under the Notes, the Indenture or this Supplemental Indenture and also waives notice of protest for nonpayment.  Each Additional Guarantor waives notice of any default under the Notes or the obligations under the Notes, the Indenture or this Supplemental Indenture.  The obligations of each Additional Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, this Supplemental Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the obligations under the Notes, the Indenture or this Supplemental Indenture; (v) the failure of any Holder to exercise any right or remedy against the other Additional Guarantors; or (vi) any change in the ownership of the Company.

(c)

Each Additional Guarantor further agrees that its Additional Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the obligations under the Notes.

(d)

The obligations of each Additional Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the obligations under the Notes in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the obligations under the Notes, the Indenture or this Supplemental Indenture.  Without limiting the generality of the foregoing, the obligations of each Additional Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under this Supplemental Indenture, the Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations under the Notes, the Indenture or this Supplemental Indenture, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Additional Guarantor or would otherwise operate as a discharge of such Additional Guarantor as a matter of law or equity.

(e)

Each Additional Guarantor further agrees that its Additional Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the obligations under the Notes, the Indenture or this Supplemental Indenture is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

(f)

In furtherance of the foregoing and not in limitation of any other right which the Trustee or any Holder has at law or in equity against each Additional Guarantor by virtue hereof, upon the failure of the Company to pay any of the obligations under the Notes or the Indenture when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Additional Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i)

the unpaid amount of such obligations under the Notes and the Indenture then due and owing; and

(ii)

accrued and unpaid interest on such obligations under the Notes and the Indenture then due and owing (but only to the extent not prohibited by law);

provided, that any delay by the Trustee in giving such written demand shall in no event affect any Additional Guarantor’s obligations under its Additional Guarantee.

(g)

Each Additional Guarantor further agrees that, as between such Additional Guarantor on the one hand, and the Holders, on the other hand:

(i)

the maturity of the obligations under the Notes and the Indenture guaranteed hereby may be accelerated as provided in the Indenture for the purposes of its Additional Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of such obligations; and

(ii)

in the event of any such declaration of acceleration of obligations under the Notes and the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by such Additional Guarantor for the purposes of its Additional Guarantee.

3.

Limitation on Liability; Termination, Release and Discharge.

(a)

The obligations of each Additional Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Additional Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Additional Guarantor in respect of the obligations of such other Additional Guarantor under its Additional Guarantee or pursuant to its contribution obligations under this Supplemental Indenture, result in the obligations of such Additional Guarantor under its Additional Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(b)

If no Default or Event of Default has occurred and is continuing, an Additional Guarantor will be released and relieved of its obligations under its Additional Guarantee and this Supplemental Indenture:

(i)

automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not an Affiliate of the Company, of all of the Company’s direct or indirect equity interests in the Additional Guarantor;

(ii)

automatically upon the liquidation and dissolution of the Additional Guarantor;

(iii)

following delivery of a written notice by the Company to the Trustee, upon the release of all guarantees or other obligations of the Additional Guarantor with respect to the obligations of the Company or any of its Subsidiaries under the Revolving Credit Facility; provided that if at any time following any release of an Additional Guarantor from its guarantee of the Notes pursuant to this subsection (iii), the Additional Guarantor again guarantees, becomes a co-obligor with respect to or otherwise provides direct credit support for any of the obligations of the Company or any of its Subsidiaries under the Revolving Credit Facility, then the Company shall cause the Additional Guarantor to again guarantee the Notes in accordance with this Indenture.  For the purposes of this Supplemental Indenture, “Revolving Credit Facility” shall mean the Second Amended and Restated Credit Agreement dated February 9, 2007 among the Company, JPMorgan Chase Bank, N.A., SunTrust Bank, The Royal Bank of Scotland Plc, Royal Bank of Canada, Bank of America, N.A., and the other lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, SunTrust Bank as syndication agent, as such agreement has been or may be amended or replaced from time to time.

(c)

If there is a defeasance or a covenant defeasance, or if the Company satisfies its obligations under the Notes pursuant to Article XI of the Indenture, then all of the Additional Guarantors will be released and relieved of their obligations under their respective Note Guarantees and this Supplemental Indenture.

(d)

For purposes of Section 3(b)(i) above, an “Affiliate” of the Company means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect the Company, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by agreement or otherwise.  No natural person who is an executive officer or director shall, solely by virtue of such position, be deemed to control such person.

4.

Right of Contribution.  Each Additional Guarantor that makes a payment or distribution under an Additional Guarantee will be entitled, upon payment in full of all

Guaranteed Obligations under the Notes, to a contribution from each other Additional Guarantor in an amount equal to such other Additional Guarantor’s pro rata portion of such payment, based on the respective net assets of all the Additional Guarantors at the time of such payment determined in accordance with GAAP.  The provisions of this Section 4 shall in no respect limit the obligations and liabilities of each Additional Guarantor to the Trustee and the Holders and each Additional Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Additional Guarantor under this Supplemental Indenture.

5.

No Subrogation.  Each Additional Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Additional Guaranteed Obligations until payment in full in cash or cash equivalents of all obligations.  If any amount shall be paid to any Additional Guarantor on account of such subrogation rights at any time when all of the obligations shall not have been paid in full in cash or cash equivalents, such amount shall be held by such Additional Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Additional Guarantor, and shall, forthwith upon receipt by such Additional Guarantor, be turned over to the Trustee in the exact form received by such Additional Guarantor (duly endorsed by such Additional Guarantor to the Trustee, if required), to be applied against its obligations under the Notes, the Indenture and this Supplemental Indenture.

6.

Execution and Delivery.  Each Additional Guarantor agrees that the Additional Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Additional Guarantee.

7.

Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture or this Supplemental Indenture which is required to be included in the Indenture or this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture (in the case of the Indenture) or on the date of this Supplemental Indenture (in the case of this Supplemental Indenture) (the “TIA”), the provision required by the TIA shall control.

8.

No Recourse Against Others.  An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Additional Guarantor shall not have any liability for any obligations of the Company or such Additional Guarantor under the Notes, the Indenture, this Supplemental Indenture or the Additional Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Additional Guarantees.

9.

Successors.  Except as otherwise provided in this Supplemental Indenture, all agreements of each Additional Guarantor in this Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

10.

Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.

Governing Law.

(a)

THIS SUPPLEMENTAL INDENTURE (INCLUDING EACH NOTE GUARANTEE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  THE PARTIES HERETO AND THE HOLDERS OF THE NOTES BY THEIR ACCEPTANCE THEREOF EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, EACH NOTE GUARANTEE OR THE NOTES OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(b)

The Company and each Additional Guarantor hereby:

(i)

agrees that any suit, action or proceeding against it arising out of or relating to this Supplemental Indenture (including the Additional Guarantees), the Indenture or the Notes, as the case may be, may be instituted in any federal or state court sitting in The City of New York;

(ii)

waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum;

(iii)

irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding;

(iv)

agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment; and

(v)

agrees that service of process by mail to the addresses specified herein shall constitute personal service of such process on it in any such suit, action or proceeding.

12.

Notices.  Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows:

(a)

if to the Company or any Additional Guarantor:  to the address for the Company specified in or pursuant to the Indenture; and

(b)

if to the Trustee:  to the address for the Trustee specified in or pursuant to the Indenture.

The Company, any Additional Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

13.

Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  One signed copy is enough to prove this Supplemental Indenture.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement.

14.

Headings.  The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

15.

Trustee.  The Trustee shall not be responsible and makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement of the Company or any Additional Guarantor in this Supplemental Indenture or in any document issued in connection with the Notes, the Indenture or this Supplemental Indenture other than the Trustee’s certificate of authentication.

16.

PATRIOT ACT.  The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act, the Trustee (like all financial institutions) is required to obtain, verify and record information that identifies each Person or legal entity that opens an account.  The parties hereto agree that they will provide the Trustee with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Seal:	SOUTHWESTERN ENERGY COMPANY
Attest:	By: /s/ GREG D. KERLEY Name: Greg D. Kerley Title: Executive Vice President and Chief Financial Officer

Seal:	SEECO, INC.
Attest:	By: /s/ RICHARD F. LANE Name: Richard F. Lane Title: President

Seal:	SOUTHWESTERN ENERGY PRODUCTION COMPANY
Attest:	By: /s/ RICHARD F. LANE Name: Richard F. Lane Title: President

Seal:	SOUTHWESTERN ENERGY SERVICES COMPANY
Attest:	By: /s/ GENE A. HAMMONS Name: Gene A. Hammons Title: President

UMB BANK, N.A.
  as Trustee

By: /s/ ANTHONY P. HAWKINS
Name:  Anthony P. Hawkins
Title:  Vice President